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                                                                     Exhibit 3.3

            FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
            ---------------------------------------------------------

                                       OF
                                       --

                          AMERICAN SEAFOODS CORPORATION
                          -----------------------------

     1. The name of the corporation is American Seafoods Corporation (the "Corporation").

     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 1, 2003.

     3. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and further amends the Certificate of Incorporation of the Corporation, was duly adopted by written consent of the stockholders of the Corporation without a meeting in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL") and a notice of the taking of such action without a meeting has been provided in accordance with Section 228 thereof:

     FIRST: The name of the Corporation is American Seafoods Corporation.

     SECOND: The Corporation's registered office in the State of Delaware is at 9 East Loockerman Street in the City of Dover, 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

     THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful acts or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) [250,000,000] shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) [1,000,000] shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Certain capitalized terms used in this Article FOURTH are defined in Section E. below.

     A. Common Stock. Subject to the provisions of applicable law and this Article FOURTH, the holders of Common Stock shall, on all matters submitted to the Corporation's stockholders, be entitled to one vote per share.

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     B.  Preferred Stock.

     1.  Series A, B and C Preferred.

          (a) Designation. Of the Preferred Stock authorized to be issued by the Corporation by this Article FOURTH, 100 shares shall be designated as Series A Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred"), 100 shares shall be designated as Series B Redeemable Preferred Stock, par value $0.01 per share (the "Series B Preferred"), and 100 shares shall be designated as Series C Redeemable Preferred Stock, par value $0.01 per share (the "Series C Preferred" and, together with the Series A Preferred and the Series B Preferred, the "Series A, B and C Preferred").

          (b)  Voting Rights.

          (i) Except as otherwise required under the DGCL or as set forth in this Sub-section (b), the Holders of Series A, B and C Preferred will not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation or submitted to a vote of the stockholders of the Corporation.

          (ii) The Holders of not less than a majority of the outstanding shares of each of the Series A Preferred, the Series B Preferred and the Series C Preferred, each series voting separately as a single class (each outstanding share of such series having one vote), in person or by proxy, either in writing without a meeting or at a meeting of Holders called for the purpose, will each be entitled to elect one member of the Board of Directors, which member the Holders of such series may remove at anytime, with or without cause. If a vacancy shall exist in the office of a director elected by the Holders of any of the Series A, B or C Preferred, respectively, the Holders of a majority of the outstanding shares of such series may elect a successor. The director elected by Holders of the Series A Preferred shall be designated a Class I Director; the director elected by Holders of the Series B Preferred shall be designated a Class II Director; and the director elected by Holders of the Series C Preferred shall be designated a Class III Director. Upon the redemption of any Series A Preferred, Series B Preferred or Series C Preferred as provided in Section
     (B)(1)(d) of this Article FOURTH, the director elected by the Holders of such series (and any replacement director thereof) shall serve the remainder of the term of such directorship, whereupon such directorship shall terminate and the number of members serving on the Board of Directors shall be reduced by one.

          (iii) In addition to any vote required by law, the affirmative vote or consent of the Holders of not less than a majority of the outstanding shares of

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     each of the Series A Preferred, the Series B Preferred and the Series C
     Preferred, respectively, each series voting separately as a single class will be necessary to: (A) increase the authorized number of directors on the Board of Directors to more than 13; or (B) directly or indirectly by merger, operation of law or otherwise, amend, modify or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation that would adversely affect any privilege, preference, right or power of the Series A, B or C Preferred, respectively, including by increasing or decreasing the number of shares of Series A, B or C Preferred authorized for issuance hereunder, except as expressly contemplated hereby.

          (c)  Dividends; Liquidation; Rank.

          (i) Other than upon the liquidation, dissolution or winding-up of the affairs of the Corporation or redemptions contemplated by Section B(1)(d) of this Article FOURTH, the Holders of shares of Series A, B or C Preferred shall not be entitled to receive regular or extraordinary dividends or distributions from the Corporation.

          (ii) Upon any liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Series A, B and C Preferred then outstanding shall each be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the Liquidation Preference (as appropriately adjusted for any stock dividend, stock split, reclassification, consolidation or similar event affecting the Series A, B or C Preferred, respectively) for each share outstanding, such amount to be paid to the Holders of shares of Series A, B and C Preferred before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, Holders of shares of Series A, B and C Preferred shall not be entitled to any distribution in the event of any dissolution, liquidation or winding up of the affairs of the Corporation. If the assets distributable in any such event to the Holders of outstanding shares of Series A, B and C Preferred and all other Parity Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the Holders of the outstanding shares of Series A, B and C Preferred and other Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. (For purposes of this Sub-section (c), neither the sale, conveyance, exchange and/or other disposition or encumbrance of all or substantially all of the Corporation's property and assets nor a merger, consolidation, or otherwise shall be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.)

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          (iii) Each of the Series A, B and C Preferred shall, with respect to distributions upon dissolution, liquidation or winding-up of the affairs of the Corporation, rank (A) senior to (1) all classes of Common Stock of the Corporation, and (2) each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank junior to the Series A, B and C Preferred as to distributions upon dissolution, liquidation or winding-up of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Stock"), (B) on a parity with (1) each other Series A, B and C Preferred, respectively and (2) each series of Preferred Stock of the Corporation hereafter created the terms of which provide that such class or series will rank on a parity with the Series A, B and C Preferred as to distributions upon dissolution, liquidation, or winding-up (collectively referred to as "Parity Stock"), (iii) junior to each series of Preferred Stock of the Corporation hereafter created, the terms of which do not provide that it ranks junior to, or on a parity with, the Series A, B and C Preferred as to distributions upon dissolution, liquidation or winding up of the Corporation (collectively referred to as "Senior Stock").

          (d) Redemption of Series A, B and C Preferred. The Corporation shall redeem, pursuant to a resolution of the Board of Directors and to the extent of funds legally available therefor, all of the shares of any Series A, B or C Preferred then outstanding, respectively, in the manner provided for in Section D(6) of this Article FOURTH, (i) at any time on or after the date that the Holders of any such series Transfer Common Stock or ASLP Units to one or more Persons unaffiliated with such Holders such that the Holders of such series fail to Beneficially Own, directly or indirectly (through ownership in Common Stock, ASLP Units or otherwise), at least 5% of the then outstanding equity interests in Holdings (or at any time following any such Transfer, such Holders fail, for any reason, to Beneficially Own, directly or indirectly, at least 5% of the then outstanding equity interests in Holdings) or (ii) at any time on or after the date that, for any reason, the Holders of any such series fail to Beneficially Own, directly or indirectly, at least 2% of the then outstanding equity interests in Holdings. The Corporation may also redeem shares of Series A, B and C Preferred as provided herein that are held by Persons other than U.S. Citizens. The redemption price to be paid for each share of Series A, B or C Preferred to be redeemed hereunder shall be equal to the Liquidation Preference of such share (as appropriately adjusted for any stock dividend, stock split, reclassification, consolidation or similar event affecting the Series A, B or C Preferred, respectively).

          (e) Transferability; Legends. Shares of Series A, B and C Preferred may not be Transferred except to any Preferred Permitted Transferee. Any purported Transfer to another Person shall be void ab initio and without effect. So long as such shares have not been registered under the Securities Act of 1933, as

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     amended, each certificate representing shares of Series A, B and C
     Preferred shall bear a legend in substantially the following form:

          THIS SECURITY IS SUBJECT TO TRANSFER RESTRICTIONS AND REDEMPTION IN CERTAIN INSTANCES AS DESCRIBED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN SEAFOODS CORPORATION. THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.

     2. Issuance of Other Preferred Stock. Preferred Stock, in addition to the Series A, B and C Preferred, may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a "Preferred Stock Certificate of Designations"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights, including voting rights, of shares of each such series and the qualifications, limitations and restrictions thereof. Upon the creation of any new series of Preferred Stock, the Board of Directors shall, to the extent it deems necessary or advisable, establish and implement rules and procedures substantially similar to those contained in Sections C and D of this Article FOURTH to ensure timely compliance with the Foreign Ownership Rules.

     3. Terms of Preferred Stock. The authority of the Board of Directors with respect to each series of Preferred Stock other than the Series A, B and C Preferred, shall include, but not be limited to, determination of the following:

          (a) the designation of the series, which may be by distinguishing number, letter or title;

          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designations) increase or decrease (but not below the number of shares thereof then outstanding);

          (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

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          (d)  the dates on which dividends, if any, shall be payable;

          (e) the redemption rights and price or prices, if any, for shares of the series;

          (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

          (i) restrictions on the issuance of shares of the same series or of any other class or series;

          (j) the voting rights, if any, of the holders of shares of the series; and

          (k) such other terms and provisions as the Board of Directors may determine.

     C.  Restrictions on Ownership of Common Stock.

     1. Ownership Policies. The Board of Directors shall from time to time establish or adopt by resolution and publicly disclose any (a) ownership presumption or fair inference rule, (b) safe harbor percentage or rule (including any limitation on the percentage of shares of Common Stock that may be held through any depositary), (c) rule relating to the determination of which Persons are Beneficial Owners or the determination of a Person's address or status as a U.S. Citizen, or (d) other policy or procedure (collectively, the "Board Ownership Policies"), that the Board of Directors determines in good faith are necessary or advisable for the Corporation to adopt in order to satisfy the Foreign Ownership Rules. Such policies may be revised by the Board of Directors from time to time and any such revisions shall also be publicly disclosed. The Board of Directors shall also from time to time by resolution establish and implement appropriate and timely monitoring, counting and related procedures and protocols to insure compliance with the Foreign Ownership Rules and the Board Ownership Policies. The Board Ownership Policies, as amended, restated or supplemented from time to time,

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will be maintained at the executive offices of the Corporation and copies thereof will be made available to holders of the Common Stock upon request.

     2. Owners Required to Provide Information. In furtherance of the Board Ownership Policies and in order to comply with the Foreign Ownership Rules, but without limiting the generality of the authority of the Board of Directors under Section C(1) of this Article FOURTH, every Person, as a condition to acquiring and holding Beneficial Ownership of Common Stock, must comply with the following provisions:

          (a) Every Person acquiring or holding Beneficial Ownership of 5% or more of the outstanding shares of Common Stock must provide to the Corporation, promptly upon acquisition of shares of Common Stock resulting in such Beneficial Ownership threshold, and at such other times as the Board of Directors may determine, a written statement or an affidavit, as the Corporation may determine, duly signed, stating the name and address of such Beneficial Owner, the number of shares of Common Stock Beneficially Owned by such Beneficial Owner as of a recent date, the legal structure of such Beneficial Owner, and a statement as to whether such Beneficial Owner is a U.S. Citizen;

          (b) Promptly upon request by the Corporation, any Beneficial Owner of Common Stock must provide to the Corporation a written statement or an affidavit, as the Corporation may determine, duly signed, stating the name and address of such Beneficial Owner, the number of shares of Common Stock Beneficially Owned by such Beneficial Owner as of a recent date, the legal structure of such Beneficial Owner, and a statement as to whether such Beneficial Owner is a U.S. Citizen; and

          (c) Every Beneficial Owner of Common Stock must provide, or authorize such Beneficial Owner's broker, dealer, custodian, depositary, nominee or similar agent to provide, to the Corporation such Beneficial Owner's address.

     3. Voting Restrictions. The Board of Directors from time to time by resolution or amendment of the Board Ownership Policies may establish rules limiting the right of Beneficial Owners to vote shares of Common Stock to U.S. Citizens.

     4. Legends. For so long as the restrictions set forth in this Section C of this Article FOURTH are in effect, each certificate representing shares of Common Stock shall bear a legend in substantially the following form:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO OWNERSHIP, VOTING AND TRANSFER RESTRICTIONS AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN SEAFOODS

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     CORPORATION (THE "CORPORATION") AND ARE SUBJECT TO REDEMPTION IN CERTAIN
     INSTANCES DESCRIBED THEREIN. A COPY OF SUCH CERTIFICATE MAY BE OBTAINED FROM THE EXECUTIVE OFFICES OF THE CORPORATION.

     D.  Remedies for Non-Complying Shares.

     1.  No Continuing Interest.

          (a) If, notwithstanding the other provisions contained in this Article FOURTH, there is a purported Transfer of shares of Common Stock to any Person that would result in such shares becoming Non-Complying Shares, such purported Transfer shall be of no effect and void ab initio as to those shares that would otherwise become Non-Complying Shares, and the intended transferee shall be a "Prohibited Owner" with respect to the Non-Complying Shares and, to the fullest extent permitted by applicable law, shall acquire no right or interest (except as set forth in this Section D) in such Non-Complying Shares.

          (b) If, notwithstanding the other provisions of this Article FOURTH, and for so long as, any Person who is a Beneficial Owner of shares of Common Stock fails to provide or cause to be provided to the Corporation the written statements, affidavits or other information contemplated by Section C(2) of this Article FOURTH, all of the shares Beneficially Owned by such Person will become Non-Complying Shares, such Person shall be a "Prohibited Owner" and, to the fullest extent permitted by applicable law, shall cease to own any right or interest (except as set forth in this Section D) in all shares of Common Stock Beneficially Owned by such Person at the time of such noncompliance unless and until such failure to so comply has been cured prior to any redemption of Non-Complying Shares provided for under Section D(5) of this Article FOURTH.

          (c) Neither the Corporation nor its transfer agent shall be required to recognize any Prohibited Owner as a stockholder of the Corporation with respect to any Non-Complying Shares purportedly Transferred to such Prohibited Owner except to the extent necessary to effect the provisions of this Section D.

     2. Notice. The Corporation will notify any Person (such notice, a "Noncompliance Notice"), some or all of whose shares of Common Stock are or have become Non-Complying Shares, as soon as practicable after the Corporation determines to exercise any of the remedies with respect to such Non-Complying Shares available to it under this Section D of this Article FOURTH or otherwise under applicable law. The Noncompliance Notice shall be sent by first-class mail to such Person's last address known to the Corporation and to the Person's last known broker, dealer, custodian, depositary, nominee or similar agent, if any, and will be deemed to have been duly

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delivered and received five days following the date when so mailed. The failure of the Corporation to deliver a Noncompliance Notice, or any deficiency therein, shall not affect the ability of the Corporation to implement the provisions of this Section D.

     3. Corporate Authority. If the Corporation shall at any time determine that a purported Transfer of a nature described in Section D(1)(a) has taken place, is attempted or intended to take place, the Corporation may take such action as it deems advisable to refuse to give effect to or to prevent or void such Transfer, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the Corporation's other rights or any Beneficial Owner's other obligations under this Article FOURTH.

     4. Transfer of Non-Complying Shares to a Permitted Transferee. Notwithstanding any provision of this Article FOURTH:

          (a) As soon as practicable following the mailing of a Noncompliance Notice, but in any event within 30 days following such date or on such later date as the Board of Directors may determine (the "Suspension Period"), the Prohibited Owner shall Transfer the Non-Complying Shares to a Permitted Transferee. Prior to any Transfer by a Prohibited Owner of Non-Complying Shares to a purported Permitted Transferee, such Prohibited Owner shall give not less than five days' prior written notice to the Corporation of such intended Transfer.

          (b) If some or all of the Non-Complying Shares would continue to be Non-Complying Shares in the hands of the intended transferee, such Transfer shall be void ab initio as to that number of Non-Complying Shares that continue to be Non-Complying Shares, and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and, to the fullest extent permitted by applicable law, shall acquire no rights in such shares of Common Stock, and the Corporation shall have the right to redeem such Non-Complying Shares immediately as provided in Section D(5).

          (c) If for any reason the Prohibited Owner fails to Transfer Non-Complying Shares as provided herein, the Corporation may cause the Transfer of all or any portion of the Non-Complying Shares to any Person, all without any action on the part of the Prohibited Owner.

     5. Redemption of Non-Complying Shares. The Corporation shall, following adoption of a resolution by the Board of Directors and in the manner provided in Section D(6) of this Article FOURTH, redeem Non-Complying Shares from a Prohibited Owner to the extent of funds legally available therefor at a price per share equal to the par value

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thereof (as appropriately adjusted for any stock dividend, stock split, reclassification, consolidation or similar event affecting such Non-Complying Shares), in the event that such Prohibited Owner has failed to Transfer such Non-Complying Shares to a Permitted Transferee in accordance with Section D(4) prior to such date.

     6.  Redemption Procedures.

          (a) In order to redeem shares of Series A, B or C Preferred or Non-Complying Shares, as the case may be, the Corporation shall send a notice of redemption in writing to the applicable Holder or Prohibited Owner of record in the same manner as the Notice of Noncompliance. Such notice shall set forth (i) the event requiring such redemption, (ii) the number of shares of Series A, B or C Preferred or Non-Complying Shares to be redeemed, as the case may be, and the aggregate redemption price to be paid to such Holder or Prohibited Owner, (iii) the date fixed for such redemption (to be a date not earlier than 15 days after the date of such notice) and (iv) the manner in which and the address to which the Holder or Prohibited Owner is to surrender to the Corporation the certificate or certificates (if any) representing the shares of Series A, B or C Preferred or Non-Complying Shares to be redeemed, as the case may be. Notwithstanding anything to the contrary contained herein, no failure to deliver a notice of redemption nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A, B or C Preferred or Non-Complying Shares to be redeemed except as to the Holder(s) or Prohibited Owner(s) to whom the Corporation has failed to give said notice or except as to the Holder(s) or Prohibited Owner(s) whose notice was defective.

          (b) Each Holder of shares of Series A, B or C Preferred or Prohibited Owner of Non-Complying Shares, as the case may be, shall surrender the certificate or certificates (if any) representing, or other instrument of transfer with respect to, the shares to be redeemed to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the notice of redemption. On the redemption date, the full redemption price for such shares shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof, or to his nominees, if any, and each surrendered certificate shall be canceled and retired as of the date specified in the notice provided for in clause (a) above. Notwithstanding anything to the contrary contained herein, no failure by any Holder or any Prohibited Owner to deliver to the Corporation duly executed certificates representing, or other instruments of transfer with respect to, the shares to be redeemed hereunder shall affect the validity of such redemption as of such date.

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          (c)  Redemptions pursuant to this Section D(6) shall be made to the extent of funds legally available therefor. If on any date fixed for redemption funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series A, B or C Preferred or Non-Complying Shares, as the case may be, to be redeemed, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the number of shares of Series A, B or C Preferred or Non-Complying Shares held by the applicable Holder or Prohibited Owner, as the case may be. The redemption requirements provided hereby shall be continuous, so that if on any redemption date such requirements shall not be fully discharged, without further action by any Holder or Prohibited Owner funds legally available shall be applied therefor until such requirements are fully discharged.

     7. Dividends. Following the date of a Noncompliance Notice to any Person, any dividends or distributions that are or become payable with respect to any Non-Complying Shares Beneficially Owned by such Person shall be placed in a segregated account and shall not be paid to such Person on the applicable payment date. The amounts and property held in the segregated account shall be held for the benefit of any Permitted Transferee of such Non-Complying Shares or the Corporation. Such amounts and property shall be released to any Permitted Transferee upon the completion of a Transfer of such Non-Complying Shares in accordance with Section D(4), or to the Corporation upon the completion of a redemption of such Non-Complying Shares in accordance with Section D(5).

     8. Distributions Upon Liquidation, Dissolution or Winding-Up. A Prohibited Owner shall not be entitled to receive any distribution in respect of Non-Complying Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation. That portion of the assets of the Corporation available for distribution in respect of Non-Complying Shares in such event shall be shared ratably with each other holder of Common Stock (determined based upon the ratio that the number of Non-Complying Shares of Common Stock bears to the total number of shares of Common Stock then outstanding).

     9. Voting. A Prohibited Owner shall have no voting rights with respect to Non-Complying Shares. Any vote by a Prohibited Owner with respect to Non-Complying Shares prior to the discovery by the Corporation that such shares of Common Stock are Non-Complying Shares shall, to the full extent permitted by applicable law, be rescinded and shall be void ab initio with respect to such Non-Complying Shares. However, in the event that the Corporation has already taken irreversible corporate action, including but not limited to effecting a merger, the creation and issuance of shares of capital stock, an amendment to the Amended and Restated Certificate of Incorporation, a sale of assets, or dissolution of the Corporation, then such vote by the Prohibited Owner with respect to Non-Complying Shares shall not be rescinded.

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     10. Principal Market Transactions. Notwithstanding any provision contained herein to the contrary, nothing in this Certificate shall preclude the settlement of any transaction entered into through the facilities of the Principal Market. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article FOURTH, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FOURTH.

     E. Definitions. For purposes of this Article FOURTH, the following terms shall have the meanings set forth below:

     "American Fisheries Act" means the Act adopted on October 21, 1998 as Division C, Title II of Public Law 105-277, as amended by Pub L. 107-20, Title II, Section 2202, and all regulations promulgated pursuant thereto, including without limitation, 46 CFR Part 356, in each case, as the same may be amended from time to time.

     "ASLP Units" shall mean the limited partnership units of American Seafoods, L.P., a Delaware limited partnership, and its successors and assigns.

     "Beneficial Ownership" shall mean (i) with respect to Common Stock or ASLP Units, direct or indirect beneficial ownership of Common Stock or ASLP Units, as the case may be, by any Person determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and (ii) with respect to equity interests of Holdings, the product of (x) a holder's Beneficial Ownership of Common Stock and/or ASLP Units, as the case may be, and (y) the Beneficial Ownership of the Corporation and/or of American Seafoods, L.P. (or its successors and assigns) in Holdings; in each case of (i) and (ii) as may be amended, restated or supplemented by the Board Ownership Policies. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "Board of Directors" shall mean the Board of Directors of the Corporation.

     "Board Ownership Policies" shall have the meaning ascribed to it in Section C(1) of this Article FOURTH.

     "Common Stock" shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

     "Foreign Ownership Rules" means all provisions of United States law regulating as to citizenship, the ownership, documentation, and operation of (i) any vessel documented under 46 U.S. Ch. 121 with a coastwise endorsement or (ii) any vessel documented under 46 U.S. Ch. 121 with a fishery endorsement that is one hundred (100) feet or greater in registered length, including, but not limited to, the American Fisheries Act, the Shipping act of 1916, as amended (46 U.S.C. Section 801 at seq.), 46 U.S.C. Ch. 121, and 46 U.S.C. Ch. 313, as from time to time amended, and the regulations issued by the

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United States Coast Guard, MARAD, the United States Secretary of Transportation,
and the Department of Homeland Security pursuant thereto, as each may be amended from time to time.

     "Holders" shall mean the initial holders of any of the Series A, B or C Preferred, who shall be U.S. Citizens, and their respective Preferred Permitted Transferees.

     "Holdings" shall mean American Seafoods Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

     "Junior Stock" shall have the meaning ascribed to it in Section B(1)(C)(iii) of this Article FOURTH.

     "Liquidation Preference" shall mean, with respect to any share of Series A, B or C Preferred, $0.10.

     "MARAD" shall mean the Maritime Administration with the United States Department of Transportation or any successor entity.

     "Noncompliance Notice" shall have the meaning ascribed to it in Section D(2) of this Article FOURTH.

     "Non-Complying Shares" shall mean, at any time, any shares of Common Stock Beneficially Owned by any Person (a) the ownership of which, either individually or when taken together with the Beneficial Ownership by any other Person or Persons of shares of Common Stock that were acquired before the date that the subject shares were acquired, does not comply with the Foreign Ownership Rules or the Board Ownership Policies or (b) which Person has failed to provide to the Corporation any written statement or affidavit required pursuant to Section C(2) of this Article FOURTH.

     "Parity Stock" shall have the meaning ascribed to it in Section B(1)(c)(iii) of this Article FOURTH.

     "Permitted Transferee" shall mean any Person to whom a Prohibited Owner Transfers Non-Complying Shares if upon their acquisition by such Permitted Transferee the shares would no longer be Non-Complying Shares.

     "Person" shall mean an individual, limited liability company, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government, state or political subdivision thereof or any agency of such government, state or political subdivision.

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     "Preferred Permitted Transferee" shall mean with respect to any Series A, B or C Preferred, any initial Holder of shares of such series and such Holder's respective affiliates, in each case that is a U.S.Citizen.

     "Preferred Stock" shall have the meaning ascribed to it in the first paragraph of this Article FOURTH.

     "Preferred Stock Certificate of Designations" shall have the meaning ascribed to it in Section B(2) of this Article FOURTH.

     "Principal Market" for any class or series of Common Stock shall mean (a) if the relevant class or series Common Stock is listed or admitted to trading on the American Stock Exchange, the American Stock Exchange, (b) if such Common Stock is not listed or admitted to trading on the American Stock Exchange then such other securities exchange or over-the-counter market in the United States or Canada, or national quotations system in the United States or Canada, on or over which such Common Stock trades, as the Board of Directors may determine.

     "Prohibited Owner" shall mean any Person that holds or purportedly acquires Non-Complying Shares if upon the purported acquisition by such Person the Non-Complying Shares will remain Non-Complying Shares.

     "Senior Stock" shall have the meaning ascribed to it in Section B(1)(c)(iii) of this Article FOURTH.

     "Series A Preferred" shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

     "Series B Preferred" shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

     "Series C Preferred" shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

     "Series A, B and C Preferred" shall have the meaning ascribed to it in Section B(1)(a) of this Article FOURTH.

     "Suspension Period" shall have the meaning ascribed to it in Section D(4)(a) of this Article FOURTH.

     "Transfer" (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Common Stock or ASLP Units, as the case may be, whether voluntary or involuntary, whether of

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

record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

     "U.S. Citizen" shall have the meaning ascribed to it from time to time in the Foreign Ownership Rules.

     Fifth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

          (b) The number of directors constituting the Board of Directors shall be as set forth in, or determined by the Board of Directors in accordance with, the By-Laws of the Corporation, but shall not exceed 13, including those members elected by the Holders of the Series A, B and C Preferred. The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall, from and after the annual meeting of stockholders to be held in 2004, be as nearly equal in number as possible. Directors of Class I shall be elected at any time on and after the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to hold office for an initial term expiring at the annual meeting of stockholders to be held in 2004. Directors of Class II shall be elected at any time on and after the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to hold office for an initial term expiring at the annual meeting of stockholders to be held in 2005. Directors of Class III shall be elected at any time on and after the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to hold office for an initial term of office expiring at the annual meeting of stockholders to be held in 2006. At each annual meeting of stockholders, the respective successors of the directors whose terms are expiring shall be elected for terms expiring at the annual meeting of stockholders held in the third succeeding year. Subject to Section B(1) of this Article FOURTH, vacancies in the Board of Directors and newly-created directorships resulting from any increase in the authorized number of directors may be filled as provided in the By-Laws. Except with respect to those directors elected by Holders of Series A, B and C Preferred (who shall be subject to removal solely by such Holders in accordance with Section B(1) of Article FOURTH), the holders of a

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

     majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board of Directors, but only for cause.

          (c) Advance notice of nominations by stockholders for the election of directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

          (d) The Board of Directors of the Corporation shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, other than the provisions of Sections 1.02, 1.14, 2.02, 2.03, 2.12 and 9.01 thereof, and except to the extent that the By-Laws or this Amended and Restated Certificate of Incorporation otherwise provide or to the extent that the provisions of the By-Laws would conflict with the provisions of this Amended and Restated Certificate of Incorporation.

          (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Amended and Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

          (f) The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the DGCL, and advance reasonable expenses (including attorneys' fees) to such person, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such

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

     capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

     Sixth: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation. Notwithstanding the foregoing, any amendment or repeal of the provisions of Article FIFTH, this Article SIXTH and Article SEVENTH must be approved at any regular or special meeting of the stockholders of the Corporation upon the affirmative vote of the holders of two-thirds (2/3) or more of the combined voting power of the outstanding shares of Common Stock, together with any required approval otherwise set forth in this Amended and Restated Certificate of Incorporation and any Preferred Stock Certificate of Designations.

     Seventh: Any action required or permitted to be taken by the holders of the Common Stock must be effected at an annual or special meeting of the stockholders of the Corporation duly called in accordance with the By-Laws, and the ability of the holders of the Common Stock to consent in writing to the taking of any action is specifically denied.

     Eighth: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its undersigned officers, thereunto duly authorized, on the ____ day of _________, 2003.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


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